Exhibit 99.1

News Release Contact: Michael Stivala Chief Financial Officer & Chief Accounting Officer P.O. Box 206, Whippany, NJ 07981-0206 Phone: 973-503-9252
FOR IMMEDIATE RELEASE
Suburban Propane Partners, L.P.
Announces Early Tender Results of Offer to Purchase Senior Notes
Whippany, New Jersey, August 24, 2009 — Suburban Propane Partners, L.P. (NYSE:SPH) (“Suburban Propane”), a nationwide distributor of propane, fuel oil and related products and services, as well as a marketer of natural gas and electricity, announced today that as of 5:00 p.m., New York City time, on August 21, 2009 (the “Early Tender Date”), $301.79 million aggregate principal amount of notes have been validly tendered and not validly withdrawn in connection with the previously announced cash tender offer of Suburban Energy Finance Corp. and Suburban Propane (collectively “Suburban”) to purchase up to $175 million aggregate principal amount of their outstanding 6.875% Senior Notes due 2013 with CUSIP number 864486AB1 (the “Notes”).
The amount of Notes that will be purchased will be prorated based on the aggregate principal amount of Notes validly tendered in the tender offer. Subject to pro ration, (a) holders who validly tendered their Notes prior to the Early Tender Date will be entitled to receive $1,012.50, payable in cash for each $1,000 principal amount of Notes accepted for payment, which includes an early tender payment of $30 per $1,000 principal amount of Notes accepted for payment, and (b) holders who validly tender their Notes after the Early Tender Date, but on or prior to the Expiration Date, will receive $982.50 for each $1,000 principal amount of Notes accepted for purchase. Accrued and unpaid interest up to, but not including, the settlement date will be paid in cash on all validly tendered and accepted Notes. The tender offer is scheduled to expire at 9:00 a.m., New York City time, on September 8, 2009, unless extended (such date and time, as the same may be extended, the “Expiration Date”). The settlement date is expected to be September 9, 2009, or promptly thereafter.
The terms and conditions of the tender offer, including Suburban’s obligation to accept the Notes tendered and pay the purchase price therefor, are set forth in the Offer to Purchase dated August 10, 2009 and related Letter of Transmittal. Suburban has satisfied the condition to raise the net proceeds set forth in the Offer to Purchase. Suburban may amend, extend or, subject to certain conditions, terminate the tender offer or increase the maximum aggregate principal amount of Notes subject to purchase in the tender offer. Except in certain circumstances as required by law, Notes tendered may not be withdrawn.
In connection with the tender offer, Suburban retained BofA Merrill Lynch as the lead dealer manager and Wells Fargo Securities as the co-dealer manager. Questions regarding the tender offer may be directed to BofA Merrill Lynch, Liability Management Group, at (888) 292-0070 (toll-free) and (980) 388-4603 (collect). Copies of the offer to purchase can be obtained from the information agent, Global Bondholder Services Corporation at (866) 795-2200 (toll-free) and (212) 430-3774 (collect).
About Suburban Propane Partners, L.P.
Suburban Propane Partners, L.P. is a publicly-traded master limited partnership listed on the New York Stock Exchange. Headquartered in Whippany, New Jersey, Suburban has been in the customer service business since 1928. Suburban serves the energy needs of approximately 900,000 residential, commercial, industrial and agricultural customers through more than 300 locations in 30 states.

About Suburban Energy Finance Corp.
Suburban Energy Finance Corp. is a Delaware corporation and a direct wholly-owned subsidiary of Suburban Propane. It has nominal assets, conducts no business operations and was formed to serve as co-issuer, jointly and severally with Suburban Propane, of the Notes.
Forward-Looking Statements
This press release includes forward-looking statements. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Suburban expects, believes or anticipates will or may occur in the future are forward-looking statements, including statements regarding closing of the offering and the use of proceeds of the offering. These statements reflect Suburban’s expectations or forecasts based on assumptions made by the partnership. These statements are subject to risks including those relating to market conditions, financial performance and results, prices and demand for natural gas and oil and other important factors that could cause actual results to differ materially from our forward looking statements. These risks are further described in Suburban’s reports filed with the Securities and Exchange Commission.
Any forward-looking statement speaks only as of the date on which such statement is made and Suburban undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise.
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